Exhibit 10.10

12385 TOWNSHIP ROAD 215, FINDLAY, OH 45840
877.298.5853 | www.onepower.com

January 9, 2025
Chelsea Bumb (via e-mail)
Dear Chelsea,
On behalf of One Power Company (One Power), it is our pleasure to confirm the terms and conditions of your continued employment with One Power as EVP, Head of Field Operations, pursuant to the terms of this confirmatory employment letter and effective as of the effective date of the registration statement relating to One Power's initial public offering. In such role, you will continue to report directly to the Chief Executive Officer and will perform the duties and responsibilities customary for such position and such other related duties as are reasonably assigned by the Chief Executive Officer. Your work location will be coordinated with the Chief Executive Officer, subject to customary travel as reasonably required by One Power and necessary to perform your job duties. We are all very excited for you to continue to be part of our organization.
Your annual base salary is $300,000 (Salary), which Salary will be payable bi-weekly, with an expected work week of no less than 40 hours. Your Salary is subject to deductions for taxes and other withholdings as required by law or the policies of the company. This position is classified as an "exempt" position under the FLSA (Fair Labor Standards Act). Your Salary will be subject to review and adjustment from time to time by our Board of Directors or its Compensation Committee (the Board), in its sole discretion.
You will be eligible to receive an annual bonus with a target equal to 50% of your annual base salary earned during an applicable fiscal year, based on achieving performance objectives established by the Board, in its sole discretion and payable upon achievement of those objectives as determined by the Board. Unless determined otherwise by the Board, any such bonus will be subject to your continued employment through and until the date of payment. Any such bonus amounts paid will be subject to any applicable withholdings. Your annual bonus opportunity and the applicable terms and conditions may be adjusted from time to time by our Board, in its sole discretion.
You will be eligible to participate in One Power's equity incentive programs as determined from time to time by our Board, in its sole discretion.
Additional benefits continue to include fully covered medical, dental, vision, short-term disability, long-term disability, and life insurance. Options for additional life insurance are also available. You will also continue to have an opportunity to participate in a retirement plan with up to a 5% matching option. We will supply you with the technology required based on your specific job functions including a computer and phone, and other equipment as the company sees fit.
As an employee of One Power, you will continue to have access to certain confidential information of One Power and you may, during the course of your employment, develop certain information or inventions that will be the property of One Power. To protect the interests of One Power, your acceptance of this confirmatory employment letter confirms that the terms of One Power's Employee Intellectual Property and Indemnification Agreement dated March 4, 2021 entered into between you and One Power (the Non-Disclosure Agreement) will continue to apply.
Your employment will continue be on an "At Will" basis, and you should understand that neither you nor One Power has entered into a contract regarding the terms or the duration of your employment. As an at-will employee, you will be free to terminate your employment with One Power at any time, with or without cause or advance notice. Likewise, One Power has the right to alter your job duties, change your compensation, or to terminate your employment at any time, with or without cause or advance notice.

All employees at One Power, including you, are subject to One Power's Employee Drug and Alcohol Policy. For the purpose of the Drug and Alcohol policy, you are considered a critical employee.
One Power and you acknowledge and agree that nothing in this confirmatory employment letter limits or prohibits you from filing and/or pursuing a charge or complaint with, or otherwise communicating or cooperating with or participating in any investigation or proceeding that may be conducted by, any federal, state or local government agency or commission, including the Securities and Exchange Commission, the Equal Employment Opportunity Commission, the Occupational Safety and Health Administration, and the National Labor Relations Board (Government Agencies), including disclosing documents or other information as permitted by law, without giving notice to, or receiving authorization from, One Power. In addition, nothing in this confirmatory employment letter is intended to limit employees' rights to discuss the terms, wages, and working conditions of their employment, nor to deny employees the right to disclose information pertaining to sexual harassment or any unlawful or potentially unlawful conduct, as protected by applicable law. You further understand that you are not permitted to disclose One Power's attorney-client privileged communications or attorney work product. In addition, you acknowledge that One Power has provided you with notice in compliance with the Defend Trade Secrets Act of 2016 regarding immunity from liability for limited disclosures of trade secrets. The full text of the notice is attached in Appendix A.
This confirmatory employment letter, together with the Non-Disclosure Agreement, constitute the entire agreement between you and One Power regarding the material terms and conditions of your employment, and they supersede and replace all prior negotiations, representations or agreements between you and One Power. No verbal or written agreements, promises, or representations that are not specifically stated in this offer, are or will be binding upon One Power. This confirmatory employment letter will be governed by the laws of the State of Ohio but without regard to the conflict of law provision. This confirmatory employment letter may be modified only by a written agreement signed by a duly authorized officer of One Power (other than yourself) and you.

Please sign below and return at your earliest convenience. Please advise if you have any questions or concerns regarding this confirmatory employment letter.
Respectfully,
Jereme Kent
Chief Executive Officer
One Power Company

Signature Page: to confirmatory employment letter

/s/ Jereme Kent	/s/ Chelsea Bumb
Jereme Kent, Chief Executive Officer	Chelsea Bumb

1/13/2025	1/13/2025

Date	Date

Appendix A
Section 7 of the Defend Trade Secrets Act of 2016
" . . . An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.... An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual — (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order."